As filed with the Securities and Exchange Commission on February 8, 2019

Registration No. 333-223586
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

ELEVATE CREDIT, INC.
(Exact name of registrant as specified in its charter)

Delaware	46-4714474
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

4150 International Plaza, Suite 300 Fort Worth, Texas	76109
(Address of principal executive offices)	(Zip code)

2016 Omnibus Incentive Plan, as Amended
2016 Employee Stock Purchase Plan, as Amended

(Full title of the plan)
Kenneth E. Rees
Chief Executive Officer
Elevate Credit, Inc.
4150 International Plaza, Suite 300
Fort Worth, Texas 76109
(Name and address of agent for service)

(817) 928-1500
(Telephone number, including area code, of agent for service)

Copies to:

Brandon C. Parris, Esq. Morrison & Foerster LLP 425 Market Street San Francisco, California 94105 (415) 268-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Non-accelerated filer	☐
Accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 deregisters certain shares that were initially registered on our Registration Statement on Form S-8 initially filed on March 12, 2018 (Registration No. 333-223586), (the “Registration Statement”), pursuant to which the Registrant registered 67,204 shares of common stock of the Registrant, par value $0.0004 per share (the “Common Stock”), issuable under the Restricted Stock Unit Agreement for Brian Biglin (the “RSU Agreement”). The offering contemplated by the Registration Statement has terminated by virtue of the resignation of Mr. Biglin and the corresponding forfeiture of the shares of Common Stock underlying the RSU Agreement. Pursuant to the undertaking contained in the Registration Statement, we are filing this Post-Effective Amendment No. 1 to deregister, as of the effective date of this Post-Effective Amendment No. 1, such 67,204 shares of Common Stock unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 8th day of February, 2019.

Elevate Credit, Inc.
By:	/s/ Kenneth E. Rees Kenneth E. Rees Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ Kenneth E. Rees Kenneth E. Rees	Chief Executive Officer and Chairman (Principal Executive Officer)	February 8, 2019

/s/ Christopher Lutes Christopher Lutes	Chief Financial Officer (Principal Financial Officer)	February 8, 2019

/s/ Chad Bradford Chad Bradford	Chief Accounting Officer (Principal Accounting Officer)	February 8, 2019

/s/ Bradley R. Strock Bradley R. Strock	Director	February 8, 2019

/s/ John C. Dean John C. Dean	Director	February 8, 2019

/s/ Stephen B. Galasso Stephen B. Galasso	Director	February 8, 2019

/s/ Tyler W.K. Head Tyler W.K. Head	Director	February 8, 2019

/s/ Robert L. Johnson Robert L. Johnson	Director	February 8, 2019

/s/ Stephen J. Shaper Stephen J. Shaper	Director	February 8, 2019

/s/ Saundra D. Schrock Saundra D. Schrock	Director	February 8, 2019